Exhibit 5.4

June 27, 2002

CP Ships Limited

62-65 Trafalgar Square
London WC2N 5DY

Dear Sirs:

Re: CP Ships Limited

      We refer to the Registration Statement on Form F-10 (File No. 333-89360) of CP Ships Limited. We hereby consent to the reference to our firm’s name under the heading “Legal Matters” and to our firm’s opinion under the heading “Certain Income Tax Considerations — Certain U.S. Tax Considerations” in the Prospectus incorporated in and a part of the Registration Statement. The foregoing, however, shall not constitute “consent” to the use of our name as experts as provided for in Sections 7 and 11 of the Securities Act of 1933, as amended.

Very truly yours,

/s/	Sidley Austin Brown & Wood -------------------------------------------------------- Sidley Austin Brown & Wood